Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of this 26th day of March, 2013.

BETWEEN:

FAYAZ SULEMAN

(hereinafter the “Executive”)

and

VITRAN CORPORATION INC.

(hereinafter the “Company”)

WHEREAS the Executive has been employed with the Company since May 2003 and is currently serving the Company in the capacity of Vice-President, Finance and Chief Financial Officer;

AND WHEREAS it is in the best interests of the Company and the Executive to enter into this agreement to reflect the Executive’s current employment arrangements with the Company and additional benefits he will receive in the event that there is a change of control (as defined below);

NOW THEREFORE IN CONSIDERATION of the mutual covenants and premises contained in this agreement, the parties hereby agree as follows:

1.	EMPLOYMENT POSITION

The Executive shall continue to serve the Company in the capacity of Vice-President, Finance and Chief Financial Officer. The Executive shall report to the Chief Executive Officer of the Company and shall perform such duties, and exercise such powers as are incidental to such position and such other duties and powers as may from time to time be assigned to him by the Chief Executive Officer of the Company.

The Executive agrees that he shall devote the whole of his time, attention and ability to the business of the Company insofar as they are directed towards business interests. He shall competently and faithfully serve the Company and use his best efforts to promote the interests thereof.

2.	COMPENSATION

(a)	BASE SALARY

The Executive shall receive a base annual gross salary of CDN$258,000 (the “base salary”). The base salary shall be payable in accordance with the Company’s customary payment policy. The base salary shall be subject to annual review by the Compensation Committee of the Board of Directors of the Company.

(b)	BONUS PLAN

The Executive shall be eligible to participate in the Company’s bonus plan for executives, as the same may be constituted from time to time, with any amounts which may be payable to the Executive in respect of bonus to be payable at such time, in such amount and in accordance with such criteria as may be determined and communicated to the Executive by the Board of Directors or Compensation Committee of the Company, from time to time.

(c)	BENEFITS

The Company will continue to provide the Executive with those benefits made available by the Company generally to its other comparable senior executives as the same may change from time to time and all in accordance with the terms thereof.

(d)	CAR ALLOWANCE

The Executive shall be entitled to the continuance of a Company car allowance, all in accordance with the Company’s policy from time to time regarding car allowances.

(e)	OPTION PLAN

The Executive is eligible to and has participated in the Vitran Corporation Inc. – Employee Stock Option Plan, approved by the shareholders of the Company on May 17, 1995, as amended and restated from time to time (the “Stock Option Plan”) and will continue to be eligible to participate in the Stock Option Plan, in the manner and to the extent authorized by the Board of Directors of the Company, in its sole discretion.

3.	TERM AND TERMINATION

(a)	TERM

The Executive shall continue to be employed by the Company for an indefinite term, until terminated in accordance with the terms of this agreement.

(b)	TERMINATION

This agreement and the Executive’s employment shall terminate in the following events:

(i)	by mutual agreement of the parties;

(ii)	if the Company has “cause for termination” (as defined in Section 3(c)), the Company may terminate the Executive forthwith, with no notice or payment in lieu of notice, subject only to any amount or benefit to which the Executive is entitled under applicable employment standards legislation in force from time to time;

(iii)	if the Company terminates the Executive without cause for termination, the Executive shall be entitled to a lump sum amount equivalent to twelve (12) months’ compensation. The value of one month’s compensation, for the purposes herein, shall be one-twelfth of the Executive’s annual base salary at the time the Executive is terminated, plus one-twelfth of the amount of bonus, if any, paid or payable to the Executive in respect of the fiscal year immediately preceding the date of termination of the Executive;

(iv)	in the event that there is a “change of control” (in the circumstances set out in paragraph A, paragraph B or paragraph C of the definition of change of control set out in Section 3(c)), and the Company terminates the Executive without cause for termination, at any time within 365 days after the effective date of the change of control, the Company will pay to the Executive a lump sum amount equivalent to eighteen (18) months’ compensation. The value of one month’s compensation, for the purposes herein, shall be one-twelfth of the Executive’s annual base salary at the time the Executive is terminated, plus one-twelfth of the amount of bonus, if any, paid or payable to the Executive in respect of the fiscal year immediately preceding the date of termination of the Executive;

(v)	in the event that there is a change of control (in the circumstances set out in paragraph A or paragraph C of the definition of change of control), and the Executive resigns from his employment with the Company for any reason, at any time within 365 days after the effective date of the change of control, the Company will pay to the Executive a lump sum amount equivalent to eighteen (18) months’ compensation. The value of one month’s compensation, for the purposes herein, shall be one-twelfth of the Executive’s annual base salary at the time the Executive is terminated, plus one-twelfth of the amount of bonus, if any, paid or payable to the Executive in respect of the fiscal year immediately preceding the date of termination of the Executive; and

(vi)	in the event that there is a change of control (in the circumstances set out in paragraph B of the definition of change of control), and the Executive resigns from his employment with the Company for “good reason” (as defined in Section 3(c)) at any time within 365 days after the effective date of the change of control, the Company will pay to the Executive a lump sum amount equivalent to eighteen (18) months’ compensation. The value of one month’s compensation, for the purposes herein, shall be one-twelfth of the Executive’s annual base salary at the time the Executive is terminated, plus one-twelfth of the amount of bonus, if any, paid or payable to the Executive in respect of the fiscal year immediately preceding the date of termination of the Executive.

(c)	DEFINITIONS

For the purposes of this agreement:

a “change of control” means and shall be deemed to have occurred if:

(A)	as a result of a takeover bid or other transaction, that in either case is not supported by a majority of the directors of the Company, any person, company, association, partnership or any of them singly or under any voting trust or similar arrangement, has the legal ability to cause to be cast votes with respect to greater than 50% of the shares of the Company at any meeting of the shareholders called for the purpose of electing the directors of the Company; or

(B)	as a result of a takeover bid, merger, consolidation or other business combination, or sale of assets of the Company, that in each case is supported by a majority of the directors of the Company, the persons who were the directors of the Company immediately before the transaction, cease to constitute a majority of the board of directors of the Company either directly, or indirectly, as a result of the applicable transaction; or

(C)	at any time three or more directors, (together or separately), whose election is opposed by the then majority of the directors of the Company are elected as directors of the Company;

“cause for termination” means if the Executive commits a criminal offence involving theft, fraud or dishonesty; and

“good reason” means if there is a material diminution of the Executive’s title, authority, status, duties or responsibilities.

(d)	STOCK OPTIONS

Notwithstanding the provisions of the Stock Option Plan, in the event that the Executive is terminated pursuant to Section 3(b)(iii), Section 3(b)(iv), Section 3(b)(v) or Section 3(b)(vi), those options granted to the Executive under the Stock Option Plan that are unvested as of the date of termination of the Executive which would have vested: (i) during the twelve (12) months following the date of termination of the Executive in the case of a termination pursuant to Section 3(b)(iii); or (ii) during the eighteen (18) months following the date of termination of the Executive in the case of a termination pursuant to Section 3(b)(iv), Section 3(b)(v) or Section 3(b)(vi), will in each case immediately vest and subject to regulatory approval, will be exercisable until the earlier of: (x) the date that is thirty (30) days following the date of such termination or such later date as may be determined by the Board of Directors of the Company, in its sole discretion; and (y) the date of expiration of the term otherwise applicable to such options under the Stock Option Plan after the date of termination of the Executive. For greater certainty, for the purposes of this Section 3(d), the date of termination of the Executive shall be the Executive’s last day of active employment.

(e)	PAYMENTS IN SATISFACTION

The Executive acknowledges and agrees that the payments provided for in this Section 3 shall be deemed to include any obligation of the Company to provide notice, pay in lieu of notice and severance pay or any other required payments or benefits under any applicable employment standards legislation, shall be net of all applicable deductions and withholdings and shall be in full and final settlement and satisfaction of any and all claims, demands, actions and suits whatsoever which the Executive may claim to have against the Company and its affiliates and their respective officers, directors, employees and their successors and assigns relating to the Executive’s employment with the Company and the termination of the Executive and this agreement by the Company. The Executive further agrees that if requested by the Company, he will execute and deliver a release in favour of the Company and resignations from any position or office that he then holds with the Company or with any affiliate, in each case in a form reasonably acceptable to the Company in exchange for the payments provided for in this Article 3.

4.	COVENANTS OF THE EXECUTIVE

(a)	CONFIDENTIALITY

All confidential records, material and information, and copies thereof, and any and all trade secrets concerning the business or affairs of the Company, or any of its affiliates, obtained by the Executive in the course and by the reason of his employment shall remain the exclusive property of the Company. During the Executive’s employment, and at all times thereafter, the Executive shall not divulge the contents of such confidential records or any of such confidential information or trade secrets to any person other than to the Company’s qualified employees and the Executive shall not, following the termination of his employment hereunder, for any reason use the contents of such confidential records or other confidential information or trade secrets for any purpose whatsoever.

(b)	NON-SOLICITATION OF EMPLOYEES

The Executive shall not, at any time during a period of one year following the resignation of the Executive from his employment or following the termination of his employment by the Company, without the prior written consent of the Company, either directly or indirectly, on the Executive’s own behalf or on behalf of others offer employment to or endeavour to entice away from the Company, or any affiliate thereof, any person who is employed by the Company or any such affiliate.

(c)	NON-SOLICITATION OF CUSTOMERS

Subject to the following sentence, the Executive shall not, at any time during a period of one year following the resignation of the Executive from his employment or following the termination of his employment by the Company, without the prior written consent of the Company, either directly or indirectly, contact any customers of the Company, or any of its affiliates, for the purpose of selling to those customers any products or services which are the same as, or substantially similar to, or competitive with the products and services sold by the Company or any of its affiliates at such date. For greater certainty, the restriction in this Section 4(c) shall not apply where the Executive resigns from his employment, whether prior to or after a change of control, in the circumstances where the Executive does not receive any compensation from the Company in connection with such resignation from his employment with the Company.

5.	GENERAL CONTRACT PROVISIONS

(a)	OTHER ENTITLEMENTS

For the purposes of this agreement, it is agreed that no other notice of termination or related entitlements, express or implied by law, shall apply, subject only to subject only to such minimum entitlements as are prescribed by applicable employment standards legislation.

(b)	WITHHOLDING

The payments provided for in this agreement shall be net of all applicable deductions and withholdings.

(c)	SEVERABILITY

In the event that any provisions herein or parts thereof shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts thereof shall be and remain in full force and effect.

(d)	WHOLE AGREEMENT

This agreement constitutes and expresses the whole agreement of the parties hereto with reference to the employment of the Executive by the Company. All prior agreements, promises, representations, collateral agreements and understanding relative thereto and not incorporated herein are hereby superseded and cancelled by this agreement.

(e)	SUCCESSORS and ASSIGNS

This agreement shall inure to the benefit of and be binding upon the Executive and his heirs and personal representatives and the Company and its successors and assigns. This agreement is personal to the Executive and may not be assigned by him.

(f)	APPLICABLE LAW

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

VITRAN CORPORATION INC.

Per:	/s/ RICK E. GAETZ	/s/ FAYAZ SULEMAN
	Name: Rick Gaetz Title: President and CEO	FAYAZ SULEMAN